CLECO CORPORATION	EXHIBIT 11

Computation of Earnings Per Common Share

	FOR THE THREE MONTHS ENDED JUNE 30,
(THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)	2005	2004
Basic earnings per common share
Income from continuing operations	$ 20,699	$ 11,187
Deduct: non-participating stock dividends (4.5% preferred stock)	12	12
Deduct: participating preferred stock dividends	451	486
Deduct: amount allocated to participating preferred stock	358	4
Income available to common stockholders from continuing operations	19,878	10,685
Basic earnings per common share from continuing operations	0.40	0.23
(Loss) income from discontinued operations	(72)	(288)
Basic earnings (loss) per common share from discontinued operations	-	(0.01)
Amount allocated to participating preferred stock	-	4
Total basic net income applicable to common stock	$ 19,806	$ 10,401
Basic earnings per common share	$ 0.40	$ 0.22
Weighted average common shares outstanding	49,507,159	47,078,622
Diluted earnings per common share
Income from continuing operations	$ 20,699	$ 11,187
Deduct: non-participating stock dividends (4.5% preferred stock)	12	12
Deduct: participating preferred stock dividends	-	-
Deduct: amount allocated to participating preferred stock	-	-
Income available to common stockholders from continuing operations	20,687	11,175
Diluted earnings per common share from continuing operations	0.40	0.23
(Loss) income from discontinued operations	(72)	(288)
Diluted earnings (loss) per common share from discontinued operations	-	(0.01)
Amount allocated to participating preferred stock	-	-
Total diluted net income applicable to common stock	$ 20,615	$ 10,887
Diluted earnings per common share	$ 0.40	$ 0.22
Weighted average common shares outstanding	49,507,159	47,078,622
Common stock under stock option grants average shares	85,310	34,977
Restricted stock (LTICP)	12,955	33,981
ESOP shares	2,023,253	2,175,988
Average diluted shares	51,628,677	49,323,568

CLECO CORPORATION	EXHIBIT 11

Computation of Earnings Per Common Share

	FOR THE SIX MONTHS ENDED JUNE 30,
(THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)	2005	2004
Basic earnings per common share
Income from continuing operations	$ 30,273	$ 24,625
Deduct: non-participating stock dividends (4.5% preferred stock)	23	23
Deduct: participating preferred stock dividends	935	1,325
Deduct: amount allocated to participating preferred stock	288	97
Income available to common stockholders from continuing operations	29,027	23,180
Basic earnings per common share from continuing operations	0.59	0.49
(Loss) income from discontinued operations	(205)	(130)
Basic earnings (loss) per common share from discontinued operations	(0.01)	-
Total basic net income applicable to common stock	$ 28,822	$ 23,050
Basic earnings per common share	$ 0.58	$ 0.49
Weighted average common shares outstanding	49,396,105	46,994,132
Diluted earnings per common share
Income from continuing operations	$ 30,273	$ 24,625
Deduct: non-participating stock dividends (4.5% preferred stock)	23	23
Deduct: participating preferred stock dividends	-	1,325
Deduct: amount allocated to participating preferred stock	-	97
Income available to common stockholders from continuing operations	30,250	23,180
Diluted earnings per common share from continuing operations	0.59	0.49
(Loss) income from discontinued operations	(205)	(130)
Diluted earnings (loss) per common share from discontinued operations	(0.01)	-
Amount allocated to participating preferred stock	-	-
Total diluted net income applicable to common stock	$ 30,045	$ 23,050
Diluted earnings per common share	$ 0.58	$ 0.49
Weighted average common shares outstanding	49,396,105	46,994,132
Common stock under stock option grants average shares	72,955	37,254
Restricted stock (LTICP)	12,692	33,981
ESOP shares	2,077,168	-
Average diluted shares	51,558,920	47,065,367